Exhibit 10.ii.pp

MANUFACTURING AGREEMENT

Agreement made between MOSAIC FERTILIZANTES DO BRASIL S/A, a corporation with facilities at Rodovia Domenico Rangoni, without number, km. 62.5—Paiçaguera, Cubatão/SP, enrolled with the Corporate Taxpayer Register under number CNPJ/MF 61.156.501/0021-08, hereinafter referred to as MOSAIC and hereby represented by its legal representatives, and AGRIBRANDS PURINA DO BRASIL LTDA., a corporation duly organized with branch offices at Rodovia Campinas/Paulínia, km. 122, Bairro Betel, Paulínia/SP, enrolled with the Corporate Taxpayer Register under number CNPJ/MF nº 02.391.178/0002-17, hereinafter referred to as AGRIBRANDS and hereby represented by its legal representatives, the said parties hereto agree as follows:

1. OBJECT

1.1. MOSAIC shall manufacture for and in the name of AGRIBRANDS, at its facility located in the above mentioned address, the products listed on Attachment 1 hereof, and such list may have items added to or deleted from it, at the Parties discretion;

1.1.1. In addition to industrializing the products, MOSAIC covenants to:

a)	sell the necessary raw-materials to manufacture the products according to their respective formulas, except for the premix and package, pursuant to item 1.3 hereof;

b)	send, at AGRIBRANDS expense and to its order, the finished packaged products to the locations informed by AGRIBANDS.

1.2. MOSAIC attests being duly authorized and with capacity to, pursuant to the laws in force, industrialize the products hereunder;

1.3. AGRIBRANDS shall supply MOSAIC with the formulation, premix and the package required to manufacture and deliver the products ordered. MOSAIC shall supply the remaining necessary raw-materials that are part of the formulas to manufacture the products supplied by AGRIBRANDS, using the ingredients contained in such formulas;

1.4. MOSAIC shall guarantee the monthly production of the products listed in Attachment 1, based on the volume agreed between the Parties;

1.5. The products shall only be produced by MOSAIC upon receiving an order from AGRIBRANDS, which shall be placed on a weekly basis, showing the product description, quantity to be produced and the location where such finished packaged products shall be shipped to. A weekly schedule shall be sent to MOSAIC with at least five (5) days in advance by e-mail, facsimile, wire or letter;

1.6. AGRIBRANDS shall bear the freight cost for the shipment of the finished products to it, and MOSAIC shall hire the freight;

2. PRICE, PAYMENT, ADJUSMENTS

2.1. The manufacturing price to be paid by AGRIBRANDS to MOSAIC shall be set at each order, on a per ton basis of products manufactured and packaged, and the respective value shall be paid in the subsequent month to the due date, upon presentation of the pertaining fiscal documents by MOSAIC;

2.2. In the event AGRIBRANDS delays a payment, AGRIBANDS shall incur a two (2%) per cent penalty on the invoiced value and interests permitted by law;

2.3. The parties hereto may review the prices, provided that any changes involving the manufacturing costs have taken place;

3. OBLIGATIONS

3.1. MOSAIC undertakes full responsibility for the quality assurance of the formulated, manufactured and packaged products, as long as any problems in the products result from production, raw-materials or package made by MOSAIC;

3.2. It is the obligation of MOSAIC, extended to its assigns, employees and outsourced personnel involved in the performance of this agreement, to keep absolute confidentiality during the term of this agreement and after the termination thereof, in regard to formulas, know-how and information obtained from AGRIBANDS, subject to being liable for damages, loss of profits and other suitable claims. MOSAIC covenants to use the formulas, know-how and information received from AGRIBRANDS only for the businesses hereunder;

3.3. Technical information and other data on the products shall only be made available to the assigns, employees and outsourced personnel designated by MOSAIC, whom are directly engaged in the manufacturing process;

3.4. As MOSAIC has direct access to AGRIBRANDS information, MOSAIC itself, and its outsourced personnel, assigns and employees covenant to the following:

a) to safeguard and protect the information, using it only to present data to AGRIBANDS itself, in strict compliance with legal rules and AGRIBANDS guidelines;

b) not using, disclosing or communicating confidential information or any trade secrecy belonging to AGRIBANDS, either during the term of this agreement made between the parties hereto or after termination thereof;

c) to use the information received from AGRIBRANDS only for the business purposes hereunder;

d) upon termination of this agreement for any reason whatsoever, MOSAIC undertakes to immediately return to AGRIBANDS any and all the formulas, manuals, instructions and guidelines received during the term of this agreement and it is, as of now, restrained from using such formulas, manuals, instructions and guidelines for its own benefit, or to release them to third parties at any time, by no means, as well as to return/deliver the stock of products, raw-materials and packages, regardless of any notice in writing;

e) to be liable for losses and damages caused by default in any of the provisions herein specified;

f) to make its outsourced personnel, assigns and employees aware of the requirement to fulfill the obligations undertaken herein.

3.5. MOSAIC shall allow AGRIBRANDS to, since previously agreed, carry out visits and audits conducted by one or more technicians, in order to inspect the formulation and quality of the products and materials, and MOSAIC shall not thereby be discharged from its liability;

3.6. MOSAIC undertakes to comply with the Quality Control guidelines set forth by the Parties hereto, in addition and pursuant to all existing legal rules for quality and safety covering industrialized products;

3.7. The Quality Control guidelines are set out in Attachment 2 hereof;

3.8. MOSAIC shall, after agreeing upon the Quality Control to be signed by the Parties, issue a specific analysis certificate for each batch of raw-materials and finished products, and it shall keep a retention sample as demonstration;

3.9. MOSAIC shall be solely held responsible towards third parties and outsourced personnel hired by AGRIBRANDS, for any problems, damages, risks or accidents that the products manufactured by MOSAIC may cause, provided that such problems, damages, risks or accidents result from the manufacturing process or from the raw materials supplied by MOSAIC;

3.10. In the event AGRIBRANDS is sued for damages caused by the products manufactured by MOSAIC, the latter undertakes to immediately engage in the discussion and/or the legal procedure or process. In the event AGRIBRANDS is bound to defend itself or to satisfy any claims for any purposes, MOSAIC shall be liable for providing the immediate payment that may be required, as well as to bear all charges incurred by AGRIBRANDS (court costs, charges, expert fees, lawyer fees, etc.), as long as such loss stem from the manufacturing process or from the raw materials supplied by MOSAIC;

3.11. MOSAIC shall be liable for the receipt of the goods sent by AGRIBRANDS (premix and packages), and shall proceed a material check thereof, comparing the quantity shown in the bill of sale and the quantity actually received;

3.12. If there is a difference between the documents and the quantity of goods that AGRIBRANDS may have shipped to MOSAIC, the latter shall, before receiving the materials, contact AGRIBRANDS, report the event, and follow the instructions that should be sent by AGRIBRANDS;

3.13. The technical responsibility for the manufactured products shall be exclusively of MOSAIC, thereby MOSAIC shall have and keep a technician at its facilities, and such technician shall be registered at the Department of Agriculture, Livestock and Supply;

3.14. MOSAIC undertakes to produce and send the manufactured products in strict compliance with the respective governing laws (tax, agriculture, etc.);

3.15. AGRIBRANDS shall pay the fair price hereby agreed upon;

3.16. It is the obligation of AGRIBRANDS to supply the related materials listed in the section “OBJECT” hereof,

4. EMPLOYMENT RELATIONSHIP

4.1. The employees, assigns and outsourced personnel shall have no employment relationship with AGRIBRANDS, and all obligations resulting from a formal employment agreement as well as tax, civil and criminal liability shall be the sole and exclusive responsibility of MOSAIC;

5. LEGAL PROCEDURE AND TECHNICAL BREACH

5.1. AGRIBRANDS and MOSAIC, each for itself, shall comply with all legal and tax procedures that govern the operation, including the procedures related to the Department of Agriculture, Livestock and Supply, each taking the responsibility within its own scope, including the compliance with all fiscal, and tax requirements, keeping records of entries, disbursements and inventories.;

5.2. The parties hereto covenant that, with regard to the goods (premix and packages), sent by AGRIBRANDS to MOSAIC (whether directly or through suppliers), the maximum percentage that will be accepted as “technical breach” shall be one (1%) per cent;

5.3. MOSAIC shall bear any excess of technical breaches and weight resulting from storing, grinding and mixing the materials used to manufacture and package the products;

5.4. In the event of discrepancy MOSAIC shall sent a written communication to AGRIBRANDS reporting all the events related to the receipt of the goods (premix and packages), showing the number of the bill of sale, the issuance date, the name of the supplier, the product description and the related discrepancies;

6. PRODUCT RECEIPT AND REJECTION

6.1. Regardless of the responsibility undertaken by MOSAIC, AGRIBRANDS reserves the right to, upon receipt of the products, collect a sample thereof for analysis;

6.2. After the delivery of the products by MOSAIC to AGRIBRANDS, the latter may approve or reject such products, stating in writing the reason for any such reject;

6.3. The batches of products rejected by AGRIBRANDS shall be replaced by MOSAIC within fifteen (15) days from the date of their return, and the expenses and costs of the premix and package necessary to manufacture the new products as well as the transport (pick-up and return) shall be at the expense of MOSAIC;

7. TERM, PENALTY AND ASSIGNMENT

7.1. This agreement shall commence on the date it is signed and shall remain effective for twelve (12) months;

7.1.1. If any of the Parties does not terminate this agreement, this instrument shall automatically renew for successive equal periods of twelve (12) months;

7.2. It is hereby established by the Parties a penalty corresponding to one (1) month of paid compensation, considering the average amount paid in the last three (3) months prior to the termination thereof, such payment to be made by the party who breaches any provisions hereof ;

7.3. Only upon prior express consent of the parties shall this agreement be assigned or transferred;

8. TERMINATION

8.1. This agreement shall be terminated in the event of any breach or default in any clause hereof, as well as in the event of insolvency, bankruptcy, composition with creditors of any of the Parties, regardless of notice, judicial summons or notification;

8.2. Either Party, regardless of the reason, may terminate this agreement, without charges to the other party, upon prior written notice given three (3) months in advance thereto.

9. BRAND NAMES, FORMULAS, LICENSES ANS REGISTERS

9.1. MOSAIC attests that, subject to legal penalties, it acknowledges as property/license of AGRIBRANDS, the products, formulas, registers and brand names that the former shall manufacture, handle and store, and AGRIBANDS shall neither use them for any purposes or effects, nor assign them to third parties, on no account, subject to civil and criminal liability for faulty acts, even if such acts are practiced by its assigns, employees or outsourced personnel;

9.2. The formulas provided by AGRIBRANDS to manufacture the products ordered shall not, subject to just cause and termination of the employment agreement, be used by MOSAIC, its assigns, employees or outsourced personnel, for any purpose other than manufacturing the products for AGRIBRANDS, in that MOSAIC shall be subject to civil and criminal liability for the loss it may come to cause;

9.3. The brand names, advertising materials and logos that MOSAIC uses in the products manufactured to order are of exclusive license/property of AGRIBRANDS, and MOSAIC shall not use tem during the term of this agreement or after the termination thereof for any purposes, other than the object of this instrument;

10. MOSAIC INVESTIMENT

10.1. Any financial investment made in MOSAIC facilities, shall be considered of its exclusive interest and shall not be paid back by AGRIBRANDS and such investment shall not be considered as part of the cost for price adjustment purposes hereunder;

11. STORAGE

11.1. MOSAIC undertakes the responsibility, without charges to AGRIBRANDS, for keeping and protecting in its facilities all ingredients, several materials and packages belonging to AGRIBRANDS to manufacture the products, as well as for the finished products, and MOSAIC shall become the depositary thereof, according to the terms of the Brazilian Civil Code;

11.2. As for storage, MOSAIC shall not receive any payment either as storage fees or as storage expenses;

12. NOVATION

12.1. It is hereby expressly forbidden for either Party to novate or argue the novation for any purposes or effects. .

12.2. Any tolerance or ease to any breach shall constitute a mere gratuity and shall not be construed as a waiver of any rights conferred by this agreement or warranted by law.

13. LEGAL REPRESENTATION

13.1. The parties hereto attest that, subject to legal penalties, their lawful representatives who execute this agreement are their true representatives for such purpose, as provided for in the Articles of Incorporation or Corporate Charter;

14. SUCESSION

14.2. This agreement shall be binding upon the Parties hereto and their respective successors, under any form.

15. COURT

15.1. The Parties hereto elect the Court of the city of Paulínia to settle any disputes arising from the performance of this agreement and it is expressly understood that the Parties waive all other courts, even the most privileged ones.

IN WITNESS WHEREOF, the Parties sign three (3) identical copies of this instrument, in the presence of the witnesses here undersigned.

Paulínia, April 11th 2005.

MOSAIC FERTILIZANTES DO BRASIL S/A

AGRIBRANDS PURINA DO BRASIL LTDA.

WITNESSES:

Name:	Name:
ID:	ID:
TIN:	TIN:
Address.:	Address.:

Attachment 1

LIST OF PRODUCTS

PRODUCT DESCRIPTION	REGISTER NUMBER AT THE DEPARTMENT OF AGRICULTURE, LIVESTOCK AND SUPPLY

PURINAFÓS 130 CONCENTRATED	SP-03117 30220
PURINAFÓS 160 CONCENTRATED	SP-03117 30219
PURINAFÓS 90 CRIA	SP-03117 00441